Exhibit 99.1

For immediate release	August 16, 2023

Crown Crafts Announces Financial Results for First Quarter of Fiscal 2024

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the first quarter of fiscal year 2024, which ended July 2, 2023.

First Quarter Summary

●	Net sales of $17.1 million, an increase of 9.0% from the prior-year quarter

●	Net income of $366,000, or $0.04 per diluted share

●	Declared quarterly dividend of $0.08 per share of Series A common stock

“Our first quarter fiscal 2024 results reflect the ongoing macroeconomic headwinds and higher costs across our business. Net sales increased by 9.0% primarily due to our acquisition of Manhattan Toy in March, which contributed $3.7 million to net sales in the current-year quarter, and helped offset the lower consumer spending due to inflationary pressures. Despite these challenges, I am proud that we were able to control costs and reported another profitable quarter,” said Olivia Elliott, President and Chief Executive Officer. “The integration of Manhattan Toy continues, and we expect improved financial results from this combination throughout fiscal 2024, including better purchasing terms for Manhattan Toy’s products and greater distribution opportunities from our broader product offerings. Overall, we believe Crown Crafts remains well-positioned to continue to deliver profitable performance in the near-term and poised for improved top- and bottom-line growth when the economy becomes more favorable.”

First Quarter Fiscal 2024 Results

Net sales for the first quarter of fiscal 2024 were $17.1 million, compared to $15.7 million in the prior-year quarter. Gross profit as a percentage of net sales was 27.7% versus 32.8% in the first quarter of fiscal 2023. Marketing and administrative expenses were $4.0 million versus $3.4 million in the first quarter of fiscal 2023, and included approximately $116,000 in expenses related to the acquisition of Manhattan Toy. Net income was $366,000, or $0.04 per diluted share, compared to $1.4 million, or $0.14 per diluted share in the prior-year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 6, 2023 to stockholders of record at the close of business on September 15, 2023.

Conference Call

The Company will host a teleconference today at 8:00 a.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (844) 861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 5:00 p.m. Central Standard Time on November 16, 2023. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and enter replay access code 6402523.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, bibs, toys and disposable products. The Company operates through its four wholly owned subsidiaries, NoJo Baby & Kids, Inc., Sassy Baby, Inc., Manhattan Group, LLC and Manhattan Toy Europe Limited, which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest

Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or John Beisler, Managing Director
(817) 310-8776

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share amounts

(Unaudited)

	Three-Month Periods Ended
	July 2, 2023	July 3, 2022
Net sales	$17,123	$15,710
Gross profit	4,742	5,153
Gross profit percentage	27.7%	32.8%
Marketing and administrative expenses	4,046	3,413
Income from operations	696	1,740
Income before income tax expense	506	1,900
Income tax expense	140	466
Net income	366	1,434
Basic and diluted earnings per share	$0.04	$0.14

Weighted Average Shares Outstanding:
Basic	10,154	10,076
Diluted	10,163	10,100

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	(Unaudited)
	July 2, 2023	April 2, 2023
Cash and cash equivalents	$765	$1,742
Accounts receivable, net of allowances	15,792	22,808
Inventories	37,723	34,211
Total current assets	55,693	60,375
Operating lease right of use assets	16,521	17,305
Finite-lived intangible assets - net	3,327	3,473
Goodwill	7,919	7,912
Total assets	$85,513	$90,972

Total current liabilities	15,105	13,057
Long-term debt	6,509	12,674
Operating lease liabilities, noncurrent	14,112	14,889

Shareholders’ equity	48,959	49,214
Total liabilities and shareholders’ equity	$85,513	$90,972